Filed Pursuant to Rule 424(b)(3)

File No. 333-298262

PROSPECTUS SUPPLEMENT NO. 1

(to Proxy Statement/Prospectus dated October 19, 2026)

VIANIQ HOLDINGS LIMITED

(formerly known as CubeBio Holdings Limited)

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS OF MOUNTAIN CREST ACQUISITION CORP. V

PROSPECTUS FOR 42,154,073 ORDINARY SHARES OF VIANIQ HOLDINGS LIMITED

This prospectus supplement updates and supplements the proxy statement/prospectus dated October 19, 2026 (the “Proxy Statement/Prospectus”), which forms a part of the registration statement on Form F-4 (Registration No. 333-298262) of VIANIQ Holdings Limited (formerly known as CubeBio Holdings Limited) (“PubCo”). This prospectus supplement is being filed to update and supplement the information in the Proxy Statement/Prospectus with the information contained in PubCo’s Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on October 30, 2026 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

Change of Name. On October 20, 2026, the sole shareholder of PubCo passed special resolutions by written resolution (i) changing the name of PubCo from “CubeBio Holdings Limited” to “VIANIQ Holdings Limited” and (ii) amending and restating PubCo’s Memorandum and Articles of Association in their entirety to reflect the change of name. On October 21, 2026, the Registrar of Companies of the Cayman Islands issued a Certificate of Incorporation on Change of Name, and the change of name became effective. The change of name does not affect the terms of the proposed Business Combination with Mountain Crest Acquisition Corp. V. All references in the Proxy Statement/Prospectus to “CubeBio Holdings Limited” or “PubCo” shall be deemed to refer to VIANIQ Holdings Limited.

This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the Proxy Statement/Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Proxy Statement/Prospectus, and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Capitalized terms used but not defined herein have the meanings given to them in the Proxy Statement/Prospectus.

The Mountain Crest Common Stock, Mountain Crest public rights, and Mountain Crest Units are currently listed on the Over-the-Counter Market under the symbols “MCAG,” “MCAGR,” and “MCAGU,” respectively. PubCo intends to apply to list the PubCo Ordinary Shares on Nasdaq under the symbol “VIAN” in connection with the closing of the Business Combination. Mountain Crest cannot assure you that the PubCo Ordinary Shares will be approved for listing on Nasdaq or an Alternate Exchange.

Investing in PubCo securities involves a high degree of risk. See “Risk Factors” beginning on page 49 of the Proxy Statement/Prospectus for a discussion of information that should be considered in connection with an investment in PubCo securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities to be issued in the Business Combination or determined if this prospectus supplement or the Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 2, 2026.